EXHIBIT 5.1

FAEGRE & BENSON LLP
1700 Lincoln Street, Suite 3200
Denver, Colorado 80203
(303) 607-3500

June 9, 2004

Securities and Exchange Commission
Judiciary Plaza
450 Fifth Street, N.W.
Washington, D.C. 20549

Re:	StarTek, Inc.
Form S-3 Registration Statement
Covering 690,000 shares of common stock

Ladies and Gentlemen:

     We have acted as counsel for StarTek, Inc., a Delaware corporation (the “Company”). In such capacity, we have examined the above-referenced Registration Statement on Form S-3 under the Securities Act of 1933, as amended (the “Registration Statement”), which the Company has filed covering the sale of 690,000 shares of common stock (the “Shares”). Capitalized terms used and not defined herein shall have the meanings given to them in the Registration Statement.

     In addition, we have examined the Company’s restated certificate of incorporation and restated bylaws and the record of its corporate proceedings and have made such other investigation and reviewed such other documents as we have deemed necessary to express the opinions set forth below.

     Based upon the foregoing and upon such further examinations as we have deemed relevant and necessary, we are of the opinion that the Shares have been legally and validly authorized under the Company’s restated certificate of incorporation, and constitute duly and validly issued and outstanding and fully paid and nonassessable Shares of the Company.

     We hereby consent to the use of our name beneath the caption “Legal Matters” in the prospectus forming a part of the Registration Statement and to the filing of a copy of this opinion as Exhibit 5.1 thereto.

FAEGRE & BENSON LLP